UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2020

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 305-539-6000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement

On April 28, 2020, we amended the export-credit backed loan facility incurred to finance Celebrity Edge and on April 29, 2020, we amended the export-credit backed loan facility incurred to finance Celebrity Apex and Symphony of the Seas, in each case in order to incorporate the benefits of a 12-month debt holiday initiative being offered by BpiFrance Assurance Export (“BpiFAE”), the official export credit agency of France, to the cruise industry (the “Debt Holiday”). The general intention of this initiative is to provide interim debt service and financial covenant relief during the current global health crisis to cruise-line borrowers with respect to their export credit agency guaranteed financings.

Under the terms of each amendment, the lenders have made available to us a new tranche of the loan (the “Bpi Deferred Tranche”), the proceeds of which will be used to repay any principal amortization payments due on the facility between April 1, 2020 and March 31, 2021 (the “Bpi Deferral Period”). The Bpi Deferred Tranche will be repayable in eight equal semi-annual installments between April 2021 and October 2024, in the case of Celebrity Edge and between September 2021 and March 2025, in the case of Celebrity Apex and Symphony of the Seas. Interest on the Bpi Deferred Tranche will accrue at the same floating rate that applies to the existing loan (LIBOR plus 0.90% per annum, in the case of Celebrity Edge and Celebrity Apex and LIBOR plus 1.10% in the case of Symphony of the Seas). Interest is payable during the Bpi Deferral Period.

The lenders have also agreed that, during the Bpi Deferral Period, a breach of the financial covenants will not trigger a mandatory prepayment under the facilities.

In the event we take certain actions while the Bpi Deferred Tranche is outstanding, we will be required to prepay the outstanding balance of the Bpi Deferred Tranche. These actions include the payment of dividends, the repurchase of stock, and the issuance of debt or equity other than for liquidity. These restrictions are subject to customary carveouts such as, in the case of new debt, debt incurred to finance new ships.

Certain of the lenders participating in the amended facility, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

Across the three facilities described above, the Debt Holiday amendments will generate approximately $220 million of incremental liquidity through April 2021.

The foregoing description of the provisions of the amendments is summary in nature and is qualified in its entirety by reference to the full and complete terms of the amendments, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

10.1 Second Supplemental Agreement to a Credit Agreement in respect of the financing of acquisition of m.v. Celebrity Edge (ex hull no. J34), dated as April 28, 2020, between the Company, Citibank N.A., London Branch as global coordinator, Sumitomo Mitsui Banking Corporation Europe Limited, Paris Branch as ECA agent, Citibank Europe PLC, UK Branch as facility agent, the mandated lead arrangers and the other lenders party thereto.

10.2 Second Supplemental Agreement to a Credit Agreement in respect of the financing of acquisition of m.v. Celebrity Apex (ex hull no. K34), dated as April 29, 2020, between the Company, Citibank N.A., London Branch as global coordinator, Sumitomo Mitsui Banking Corporation Europe Limited, Paris Branch as ECA agent, Citibank Europe PLC, UK Branch as facility agent, the mandated lead arrangers and the other lenders party thereto.

10.3 Fourth Supplemental Agreement to a Credit Agreement in respect of the financing of acquisition of m.v. Symphony of the Seas (ex hull no. B34), dated as April 29, 2020, between the Company, Citibank N.A., London Branch as ECA agent, Citibank Europe PLC, UK Branch as facility agent, the mandated lead arrangers and the other lenders party thereto.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date: May 4, 2020	By:	/s/ Bradley H. Stein
	Name:	Bradley H. Stein
Senior Vice President, General Counsel & Secretary